Exhibit 3.2

AMENDMENT OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

IGNITE RESTAURANT GROUP, INC.

Ignite Restaurant Group, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”) of the State of Delaware, hereby certifies as follows:

FIRST:  that the name of this corporation is Ignite Restaurant Group, Inc. and that the Certificate of Incorporation of this corporation was originally filed with the Secretary of the State of the State of Delaware pursuant to the DGCL on February 4, 2002 (originally filed under the name of Joe’s Crab Shack—Delaware, Inc., as amended on October 13, 2006 and on July 7, 2009, and as further amended and restated on May 15, 2012).

SECOND:  that the Board of Directors duly adopted resolutions, in accordance with the applicable provisions of the DGCL, proposing to amend the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended as follows:

1. Article 6, Section 3 of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Section 3.     Election and Term of Office.     The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of the Restated Certificate (including, but not limited to, any duly authorized certificate of designation) such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL. From and after the effectiveness of this Amendment (the “Effective Time”), the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II, and Class III. The Board of Directors is authorized to divide the directors into each of Class I, Class II, and Class III. The term of office of the Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Time, the term of office of the Class II directors shall expire at the second regularly-scheduled annual meeting of stockholders following the Effective Time and the term of office of the Class III directors shall expire at the third regularly-scheduled annual meeting of the stockholders following the Effective Time. For the purposes hereof, Class I, Class II, and Class III directors shall be those directors elected by the stockholders of the Corporation in connection with the adoption of this Amendment. At the first regularly-scheduled annual meeting of stockholders following the Effective Time, the Class I directors shall be elected for a term expiring at the fourth regularly-scheduled annual meeting of stockholders. At the second regularly-scheduled annual meeting of stockholders following the Effective Time, the Class II directors shall be elected for a term expiring at the fourth regularly-scheduled annual meeting of stockholders. At the third regularly-scheduled annual meeting of stockholders following the Effective Time, the Class III directors shall be elected for a term expiring at the fourth regularly-scheduled annual meeting of stockholders following the Effective Time. At each annual meeting beginning with the fourth regularly-scheduled annual meeting of stockholders following the Effective Time, directors shall be elected to hold office until the next regularly-scheduled annual meeting following their election or until their death, resignation or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as practicable. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.”

2. This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

3. All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed by Brad A. Leist, its Chief Financial Officer, this 27th day of June, 2016.

By /s/ Brad Leist Name: Brad A. Leist Title: Chief Financial Officer